UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

Woods Investment Company, Ltd.**

(Name of Issuer)

Common Shares, no par value

Special Shares, no par value

(Title of Class of Securities)

(CUSIP Number)

November 11, 2021

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

**     Issuer is the successor registrant to Taiwan Liposome Company, Ltd. in connection with a share swap transaction between the two companies. Under Rule 12g-3(a), series B-1 special shares of the Registrant (the “Special Shares”) and the common shares of the Issuer into which the Special Shares are convertible (the “Common Shares) are now deemed to be registered under Section 12(g) of the Exchange Act.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 874038102	Page 2 of 99

(1)	Names of reporting persons Chang-Hai Lin*
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 7,057,946 Common Shares
shares beneficially owned by	(8)	Shared voting power 33,566,797 Common Shares
each reporting person	(9)	Sole dispositive power 7,057,946 Common Shares
with:	(10)	Shared dispositive power 33,566,797 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 33,566,797
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 45.67%**
(14)	Type of reporting person (see instructions) IN

* Mr Lin and Ms. Yu-Hua Lin, another Reporting Person in this joint filing, are husband and wife, and may be deemed to share voting and investment power over the securities beneficially owned by the other person.

** Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the 33,566,797 Common Shares that are deemed to be beneficially owned by the Reporting Person represent 45.67% of the Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 3 of 99

(1)	Names of reporting persons Yu-Hua Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 4,779,200 Common Share
shares beneficially owned by	(8)	Shared voting power 33,566,797 Common Shares
each reporting person	(9)	Sole dispositive power 4,779,200 Common Share
with:	(10)	Shared dispositive power 33,566,797 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 33,566,797 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 45.67%*
(14)	Type of reporting person (see instructions) IN

*  Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the 33,566,797 Common Shares that are deemed to be beneficially owned by the Reporting Person represent 45.67% of the Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 4 of 99

(1)	Names of reporting persons Chin-Pen Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 4,442,234 Common Shares
shares beneficially owned by	(8)	Shared voting power 33,566,797 Common Shares
each reporting person	(9)	Sole dispositive power 4,442,234 Common Shares
with:	(10)	Shared dispositive power 33,566,797 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 33,566,797 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 45.67%*
(14)	Type of reporting person (see instructions) IN

*  Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the 33,566,797 Common Shares that are deemed to be beneficially owned by the Reporting Person represent 45.67% of the Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 5 of 99

(1)	Names of reporting persons Tai-Ping Wu
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 4,304,820 Common Shares
shares beneficially owned by	(8)	Shared voting power 33,566,797 Common Shares
each reporting person	(9)	Sole dispositive power 4,304,820 Common Shares
with:	(10)	Shared dispositive power 33,566,797 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 33,566,797 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 45.67%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the 33,566,797 Common Shares that are deemed to be beneficially owned by the Reporting Person represent 45.67% of the Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 6 of 99

(1)	Names of reporting persons Cheng-Hsien Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 3,648,958 Common Shares
shares beneficially owned by	(8)	Shared voting power 33,566,797 Common Shares
each reporting person	(9)	Sole dispositive power 3,648,958 Common Shares
with:	(10)	Shared dispositive power 33,566,797 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 33,566,797 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 45.67%*
(14)	Type of reporting person (see instructions) IN

*  Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the 33,566,797 Common Shares that are deemed to be beneficially owned by the Reporting Person represent 45.67% of the Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 7 of 99

(1)	Names of reporting persons Chin-Nu Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 2,785,972 Common Shares
shares beneficially owned by	(8)	Shared voting power 33,566,797 Common Shares
each reporting person	(9)	Sole dispositive power 2,785,972 Common Shares
with:	(10)	Shared dispositive power 33,566,797 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 33,566,797 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 45.67%*
(14)	Type of reporting person (see instructions) IN

*  Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the 33,566,797 Common Shares that are deemed to be beneficially owned by the Reporting Person represent 45.67% of the Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 8 of 99

(1)	Names of reporting persons Tien-Huo Chen
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 2,389,332 Common Shares
shares beneficially owned by	(8)	Shared voting power 33,566,797 Common Shares
each reporting person	(9)	Sole dispositive power 2,389,332 Common Shares
with:	(10)	Shared dispositive power 33,566,797 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 33,566,797Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 45.67%*
(14)	Type of reporting person (see instructions) IN

* Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the 33,566,797 Common Shares that are deemed to be beneficially owned by the Reporting Person represent 45.67% of the Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 9 of 99

(1)	Names of reporting persons Keelung Hong
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 1,898,453 Common Shares
shares beneficially owned by	(8)	Shared voting power 33,566,797 Common Shares
each reporting person	(9)	Sole dispositive power 1,898,453 Common Shares
with:	(10)	Shared dispositive power 33,566,797 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 33,566,797 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 45.67%*
(14)	Type of reporting person (see instructions) IN

*  Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the 33,566,797 Common Shares that are deemed to be beneficially owned by the Reporting Person represent 45.67% of the Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 10 of 99

(1)	Names of reporting persons George Yeh
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF; AF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 1,375,752 Common Shares
shares beneficially owned by	(8)	Shared voting power 33,566,797 Common Shares
each reporting person	(9)	Sole dispositive power 1,375,752 Common Shares
with:	(10)	Shared dispositive power 33,566,797 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 33,566,797 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 45.67%*
(14)	Type of reporting person (see instructions) IN

*  Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the 33,566,797 Common Shares that are deemed to be beneficially owned by the Reporting Person represent 45.67% of the Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 11 of 99

(1)	Names of reporting persons Yan-Huei Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 884,130 Common Shares
shares beneficially owned by	(8)	Shared voting power 33,566,797 Common Shares
each reporting person	(9)	Sole dispositive power 884,130 Common Shares
with:	(10)	Shared dispositive power 33,566,797 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 33,566,797 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 45.67%*
(14)	Type of reporting person (see instructions) IN

*  Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the 33,566,797 Common Shares that are deemed to be beneficially owned by the Reporting Person represent 45.67%of the Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 12 of 99

(1)	Names of reporting persons Leemei Chen
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 745,726 Common Shares
shares beneficially owned by	(8)	Shared voting power 745,726 Common Shares
each reporting person	(9)	Sole dispositive power 745,726 Common Shares
with:	(10)	Shared dispositive power 745,726 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 745,726 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 1.01%*
(14)	Type of reporting person (see instructions) IN

*  Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 13 of 99

(1)	Names of reporting persons Topmunnity Therapeutics Taiwan Limited
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 263,905 Common Share
shares beneficially owned by	(8)	Shared voting power 263,905 Common Share
each reporting person	(9)	Sole dispositive power 263,905 Common Share
with:	(10)	Shared dispositive power 263,905 Common Share
(11)	Aggregate amount beneficially owned by each reporting person 263,905 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.36%
(14)	Type of reporting person (see instructions) CO

Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 14 of 99

(1)	Names of reporting persons Champions Management Co., Ltd.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 0 Common Shares
shares beneficially owned by	(8)	Shared voting power 0 Common Shares
each reporting person	(9)	Sole dispositive power 0 Common Shares
with:	(10)	Shared dispositive power 0 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 0 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.00%
(14)	Type of reporting person (see instructions) CO

SCHEDULE 13D

CUSIP No. 874038102	Page 15 of 99

(1)	Names of reporting persons Hongtai Investment Co., Ltd.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 0 Common Shares
shares beneficially owned by	(8)	Shared voting power 0 Common Shares
each reporting person	(9)	Sole dispositive power 0 Common Shares
with:	(10)	Shared dispositive power 0 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 0 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.00%
(14)	Type of reporting person (see instructions) CO

SCHEDULE 13D

CUSIP No. 874038102	Page 16 of 99

(1)	Names of reporting persons Chia Hung Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 2,857,450 Common Shares
shares beneficially owned by	(8)	Shared voting power 2,857,450 Common Shares
each reporting person	(9)	Sole dispositive power 2,857,450 Common Shares
with:	(10)	Shared dispositive power 2,857,450 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 2,857,450 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 3.89%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 17 of 99

(1)	Names of reporting persons Moun Rong Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 1,359,327 Common Shares
shares beneficially owned by	(8)	Shared voting power 1,359,327 Common Shares
each reporting person	(9)	Sole dispositive power 1,359,327 Common Shares
with:	(10)	Shared dispositive power 1,359,327 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 1,359,327 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 1.85%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 18 of 99

(1)	Names of reporting persons Tom Chen
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 769,326 Common Shares
shares beneficially owned by	(8)	Shared voting power 769,326 Common Shares
each reporting person	(9)	Sole dispositive power 769,326 Common Shares
with:	(10)	Shared dispositive power 769,326 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 769,326 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 1.05%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 19 of 99

(1)	Names of reporting persons Baldwin Yen
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization United States of America
Number of	(7)	Sole voting power 544,895 Common Shares
shares beneficially owned by	(8)	Shared voting power 544,895 Common Shares
each reporting person	(9)	Sole dispositive power 544,895 Common Shares
with:	(10)	Shared dispositive power 544,895 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 544,895 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.74%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 20 of 99

(1)	Names of reporting persons Fu-Ying Huang
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 543,093 Common Shares
shares beneficially owned by	(8)	Shared voting power 543,093 Common Shares
each reporting person	(9)	Sole dispositive power 543,093 Common Shares
with:	(10)	Shared dispositive power 543,093 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 543,093 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.74%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 21 of 99

(1)	Names of reporting persons Yung Tsai Yen
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization United States of America
Number of	(7)	Sole voting power 511,356 Common Shares
shares beneficially owned by	(8)	Shared voting power 511,356 Common Shares
each reporting person	(9)	Sole dispositive power 511,356 Common Shares
with:	(10)	Shared dispositive power 511,356 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 511,356 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.70%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 22 of 99

(1)	Names of reporting persons Tsung Cheng Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 400,761 Common Shares
shares beneficially owned by	(8)	Shared voting power 400,761 Common Shares
each reporting person	(9)	Sole dispositive power 400,761 Common Shares
with:	(10)	Shared dispositive power 400,761 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 400,761 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.55%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 23 of 99

(1)	Names of reporting persons Ku Hsiang Su
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 359,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 359,000 Common Shares
each reporting person	(9)	Sole dispositive power 359,000 Common Shares
with:	(10)	Shared dispositive power 359,000 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 359,000 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.49%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 24 of 99

(1)	Names of reporting persons Ming Yuan Lo
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 283,123 Common Shares
shares beneficially owned by	(8)	Shared voting power 283,123 Common Shares
each reporting person	(9)	Sole dispositive power 283,123 Common Shares
with:	(10)	Shared dispositive power 283,123 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 283,123 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.38%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 25 of 99

(1)	Names of reporting persons Yong Ciao Ching Corporation
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 257,283 Common Shares
shares beneficially owned by	(8)	Shared voting power 257,283 Common Shares
each reporting person	(9)	Sole dispositive power 257,283 Common Shares
with:	(10)	Shared dispositive power 257,283 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 257,283 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.35%*
(14)	Type of reporting person (see instructions) CO

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 26 of 99

(1)	Names of reporting persons Chi Pin Investment Company
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 251,108 Common Shares
shares beneficially owned by	(8)	Shared voting power 251,108 Common Shares
each reporting person	(9)	Sole dispositive power 251,108 Common Shares
with:	(10)	Shared dispositive power 251,108 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 251,108 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.34%*
(14)	Type of reporting person (see instructions) CO

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 27 of 99

(1)	Names of reporting persons Sophia Yen
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization United States of America
Number of	(7)	Sole voting power 249,957 Common Shares
shares beneficially owned by	(8)	Shared voting power 249,957 Common Shares
each reporting person	(9)	Sole dispositive power 249,957 Common Shares
with:	(10)	Shared dispositive power 249,957 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 249,957 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.34%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 28 of 99

(1)	Names of reporting persons Kelvin Yen
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization United States of America
Number of	(7)	Sole voting power 249,371 Common Shares
shares beneficially owned by	(8)	Shared voting power 249,371 Common Shares
each reporting person	(9)	Sole dispositive power 249,371 Common Shares
with:	(10)	Shared dispositive power 249,371 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 249,371 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.34%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 29 of 99

(1)	Names of reporting persons Jetstar Investment Limited
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization British Virgin Islands
Number of	(7)	Sole voting power 245,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 245,000 Common Shares
each reporting person	(9)	Sole dispositive power 245,000 Common Shares
with:	(10)	Shared dispositive power 245,000 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 245,000 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.33%
(14)	Type of reporting person (see instructions) CO

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details

SCHEDULE 13D

CUSIP No. 874038102	Page 30 of 99

(1)	Names of reporting persons May Ju Chen
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 229,696 Common Shares
shares beneficially owned by	(8)	Shared voting power 229,696 Common Shares
each reporting person	(9)	Sole dispositive power 229,696 Common Shares
with:	(10)	Shared dispositive power 229,696 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 229,696 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.31%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 31 of 99

(1)	Names of reporting persons Sheue Fang Shih
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 228,299 Common Shares
shares beneficially owned by	(8)	Shared voting power 228,299 Common Shares
each reporting person	(9)	Sole dispositive power 228,299 Common Shares
with:	(10)	Shared dispositive power 228,299 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 228,299 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.31%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 32 of 99

(1)	Names of reporting persons Kuei Long Chu
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 227,784 Common Shares
shares beneficially owned by	(8)	Shared voting power 227,784 Common Shares
each reporting person	(9)	Sole dispositive power 227,784 Common Shares
with:	(10)	Shared dispositive power 227,784 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 227,784 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.31%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 33 of 99

(1)	Names of reporting persons Wen Yeh Liao
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 199,723 Common Shares
shares beneficially owned by	(8)	Shared voting power 199,723 Common Shares
each reporting person	(9)	Sole dispositive power 199,723 Common Shares
with:	(10)	Shared dispositive power 199,723 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 199,723 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.27%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 34 of 99

(1)	Names of reporting persons Shun Shen Guo
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 192,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 192,000 Common Shares
each reporting person	(9)	Sole dispositive power 192,000 Common Shares
with:	(10)	Shared dispositive power 192,000 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 192,000 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.26%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 35 of 99

(1)	Names of reporting persons Che Yao Chang
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 192,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 192,000 Common Shares
each reporting person	(9)	Sole dispositive power 192,000 Common Shares
with:	(10)	Shared dispositive power 192,000 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 192,000 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.26%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 36 of 99

(1)	Names of reporting persons Taylor Neil Andrew
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization United Kingdom
Number of	(7)	Sole voting power 184,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 184,000 Common Shares
each reporting person	(9)	Sole dispositive power 184,000 Common Shares
with:	(10)	Shared dispositive power 184,000 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 184,000 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.25%
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 37 of 99

(1)	Names of reporting persons Yun-Lung Tseng
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 162,200 Common Shares
shares beneficially owned by	(8)	Shared voting power 162,200 Common Shares
each reporting person	(9)	Sole dispositive power 162,200 Common Shares
with:	(10)	Shared dispositive power 162,200 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 162,200 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.22%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 38 of 99

(1)	Names of reporting persons Chi-Wen Hung
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 160,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 160,000 Common Shares
each reporting person	(9)	Sole dispositive power 160,000 Common Shares
with:	(10)	Shared dispositive power 160,000 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 160,000 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.22%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 39 of 99

(1)	Names of reporting persons Yi Shi Chiang
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 156,629 Common Shares
shares beneficially owned by	(8)	Shared voting power 156,629 Common Shares
each reporting person	(9)	Sole dispositive power 156,629 Common Shares
with:	(10)	Shared dispositive power 156,629 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 156,629 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.21%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 40 of 99

(1)	Names of reporting persons Yu Hsiu Su
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 150,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 150,000 Common Shares
each reporting person	(9)	Sole dispositive power 150,000 Common Shares
with:	(10)	Shared dispositive power 150,000 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 150,000 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.20%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 41 of 99

(1)	Names of reporting persons Tsung Chang Yang
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 132,059 Common Shares
shares beneficially owned by	(8)	Shared voting power 132,059 Common Shares
each reporting person	(9)	Sole dispositive power 132,059 Common Shares
with:	(10)	Shared dispositive power 132,059 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 132,059 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.18%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 42 of 99

(1)	Names of reporting persons Su Jen Shieh
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 122,280 Common Shares
shares beneficially owned by	(8)	Shared voting power 122,280 Common Shares
each reporting person	(9)	Sole dispositive power 122,280 Common Shares
with:	(10)	Shared dispositive power 122,280 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 122,280 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.17%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 43 of 99

(1)	Names of reporting persons Fan Chi Yao
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 110,313 Common Shares
shares beneficially owned by	(8)	Shared voting power 110,313 Common Shares
each reporting person	(9)	Sole dispositive power 110,313 Common Shares
with:	(10)	Shared dispositive power 110,313 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 110,313 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.15%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 44 of 99

(1)	Names of reporting persons Min-Wen Kuo
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 107,297 Common Shares
shares beneficially owned by	(8)	Shared voting power 107,297 Common Shares
each reporting person	(9)	Sole dispositive power 107,297 Common Shares
with:	(10)	Shared dispositive power 107,297 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 107,297 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.15%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 45 of 99

(1)	Names of reporting persons Wen Jen Peng
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 104,892 Common Shares
shares beneficially owned by	(8)	Shared voting power 104,892 Common Shares
each reporting person	(9)	Sole dispositive power 104,892 Common Shares
with:	(10)	Shared dispositive power 104,892 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 104,892 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.14%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 46 of 99

(1)	Names of reporting persons Tsung Jen Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 87,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 87,000 Common Shares
each reporting person	(9)	Sole dispositive power 87,000 Common Shares
with:	(10)	Shared dispositive power 87,000 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 87,000 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.12%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 47 of 99

(1)	Names of reporting persons Carina Chen
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 80,001 Common Shares
shares beneficially owned by	(8)	Shared voting power 80,001 Common Shares
each reporting person	(9)	Sole dispositive power 80,001 Common Shares
with:	(10)	Shared dispositive power 80,001 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 80,001 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.11%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 48 of 99

(1)	Names of reporting persons Shu Chuan Tsai
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 67,673 Common Shares
shares beneficially owned by	(8)	Shared voting power 67,673 Common Shares
each reporting person	(9)	Sole dispositive power 67,673 Common Shares
with:	(10)	Shared dispositive power 67,673 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 67,673 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.09%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 49 of 99

(1)	Names of reporting persons Tien-Tzu Tai
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 61,245 Common Shares
shares beneficially owned by	(8)	Shared voting power 61,245 Common Shares
each reporting person	(9)	Sole dispositive power 61,245 Common Shares
with:	(10)	Shared dispositive power 61,245 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 61,245 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.08%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 50 of 99

(1)	Names of reporting persons Che-Yu Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 55,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 55,000 Common Shares
each reporting person	(9)	Sole dispositive power 55,000 Common Shares
with:	(10)	Shared dispositive power 55,000 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 55,000 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.07%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 51 of 99

(1)	Names of reporting persons Chia Hui Yu
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 52,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 52,000 Common Shares
each reporting person	(9)	Sole dispositive power 52,000 Common Shares
with:	(10)	Shared dispositive power 52,000 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 52,000 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.07%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 52 of 99

(1)	Names of reporting persons Tzu-Chieh Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 52,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 52,000 Common Shares
each reporting person	(9)	Sole dispositive power 52,000 Common Shares
with:	(10)	Shared dispositive power 52,000 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 52,000 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.07%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 53 of 99

(1)	Names of reporting persons Ching Ju Ou
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 51,462 Common Shares
shares beneficially owned by	(8)	Shared voting power 51,462 Common Shares
each reporting person	(9)	Sole dispositive power 51,462 Common Shares
with:	(10)	Shared dispositive power 51,462 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 51,462 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.07%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 54 of 99

(1)	Names of reporting persons Yuan Chi Huang
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 51,021 Common Shares
shares beneficially owned by	(8)	Shared voting power 51,021 Common Shares
each reporting person	(9)	Sole dispositive power 51,021 Common Shares
with:	(10)	Shared dispositive power 51,021 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 51,021 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.07%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 55 of 99

(1)	Names of reporting persons Nan Hsin Investment Limited Company
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 50,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 50,000 Common Shares
each reporting person	(9)	Sole dispositive power 50,000 Common Shares
with:	(10)	Shared dispositive power 50,000 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 50,000 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.07%*
(14)	Type of reporting person (see instructions) CO

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 56 of 99

(1)	Names of reporting persons Pei Sheng Wu
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 46,431 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,431 Common Shares
each reporting person	(9)	Sole dispositive power 46,431 Common Shares
with:	(10)	Shared dispositive power 46,431 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,431 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.06%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 57 of 99

(1)	Names of reporting persons Siong Tern Liew
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Malaysia
Number of	(7)	Sole voting power 46,249 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,249 Common Shares
each reporting person	(9)	Sole dispositive power 46,249 Common Shares
with:	(10)	Shared dispositive power 46,249 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,249 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.06%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 58 of 99

(1)	Names of reporting persons Po-Chun Chang
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 42,513 Common Shares
shares beneficially owned by	(8)	Shared voting power 42,513 Common Shares
each reporting person	(9)	Sole dispositive power 42,513 Common Shares
with:	(10)	Shared dispositive power 42,513 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 42,513 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.06%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 59 of 99

(1)	Names of reporting persons Wei Ta Chen
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 41,101 Common Shares
shares beneficially owned by	(8)	Shared voting power 41,101 Common Shares
each reporting person	(9)	Sole dispositive power 41,101 Common Shares
with:	(10)	Shared dispositive power 41,101 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 41,101 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.06%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 60 of 99

(1)	Names of reporting persons I Lin Chen
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 38,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 38,000 Common Shares
each reporting person	(9)	Sole dispositive power 38,000 Common Shares
with:	(10)	Shared dispositive power 38,000 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 38,000 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.05%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 61 of 99

(1)	Names of reporting persons Carl Oscar Brown
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization United States of America
Number of	(7)	Sole voting power 37,618 Common Shares
shares beneficially owned by	(8)	Shared voting power 37,618 Common Shares
each reporting person	(9)	Sole dispositive power 37,618 Common Shares
with:	(10)	Shared dispositive power 37,618 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 37,618 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.05%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 62 of 99

(1)	Names of reporting persons Hsin-Ying Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 30,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 30,000 Common Shares
each reporting person	(9)	Sole dispositive power 30,000 Common Shares
with:	(10)	Shared dispositive power 30,000 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 30,000 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.04%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 63 of 99

(1)	Names of reporting persons Yi Shan Shih
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 28,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 28,000 Common Shares
each reporting person	(9)	Sole dispositive power 28,000 Common Shares
with:	(10)	Shared dispositive power 28,000 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 28,000 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.04%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 64 of 99

(1)	Names of reporting persons Hui-Ju Tsai
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 26,012 Common Shares
shares beneficially owned by	(8)	Shared voting power 26,012 Common Shares
each reporting person	(9)	Sole dispositive power 26,012 Common Shares
with:	(10)	Shared dispositive power 26,012 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 26,012 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.04%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 65 of 99

(1)	Names of reporting persons He-Ru Chen
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 23,345 Common Shares
shares beneficially owned by	(8)	Shared voting power 23,345 Common Shares
each reporting person	(9)	Sole dispositive power 23,345 Common Shares
with:	(10)	Shared dispositive power 23,345 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 23,345 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.03%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 66 of 99

(1)	Names of reporting persons Ying-Chu Chi
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 23,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 23,000 Common Shares
each reporting person	(9)	Sole dispositive power 23,000 Common Shares
with:	(10)	Shared dispositive power 23,000 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 23,000 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.03%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 67 of 99

(1)	Names of reporting persons Lo Chang
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 22,879 Common Shares
shares beneficially owned by	(8)	Shared voting power 22,879 Common Shares
each reporting person	(9)	Sole dispositive power 22,879 Common Shares
with:	(10)	Shared dispositive power 22,879 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 22,879 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.03%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 68 of 99

(1)	Names of reporting persons Chung-Yo Yao
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 20,415 Common Shares
shares beneficially owned by	(8)	Shared voting power 20,415 Common Shares
each reporting person	(9)	Sole dispositive power 20,415 Common Shares
with:	(10)	Shared dispositive power 20,415 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 20,415 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.03%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 69 of 99

(1)	Names of reporting persons Chia Fang Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 18,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 18,000 Common Shares
each reporting person	(9)	Sole dispositive power 18,000 Common Shares
with:	(10)	Shared dispositive power 18,000 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 18,000 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.02%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 70 of 99

(1)	Names of reporting persons Wan-Ni Yu
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 15,500 Common Shares
shares beneficially owned by	(8)	Shared voting power 15,500 Common Shares
each reporting person	(9)	Sole dispositive power 15,500 Common Shares
with:	(10)	Shared dispositive power 15,500 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 15,500 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.02%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 71 of 99

(1)	Names of reporting persons Yun-Hsiang Chuang
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 14,252 Common Shares
shares beneficially owned by	(8)	Shared voting power 14,252 Common Shares
each reporting person	(9)	Sole dispositive power 14,252 Common Shares
with:	(10)	Shared dispositive power 14,252 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 14,252 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.02%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 72 of 99

(1)	Names of reporting persons Yu Li Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 14,107 Common Shares
shares beneficially owned by	(8)	Shared voting power 14,107 Common Shares
each reporting person	(9)	Sole dispositive power 14,107 Common Shares
with:	(10)	Shared dispositive power 14,107 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 14,107 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.02%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 73 of 99

(1)	Names of reporting persons Chia-Tsung Su
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 14,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 14,000 Common Shares
each reporting person	(9)	Sole dispositive power 14,000 Common Shares
with:	(10)	Shared dispositive power 14,000 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 14,000 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.02%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 74 of 99

(1)	Names of reporting persons Iau Ang, Le Bun
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 10,404 Common Shares
shares beneficially owned by	(8)	Shared voting power 10,404 Common Shares
each reporting person	(9)	Sole dispositive power 10,404 Common Shares
with:	(10)	Shared dispositive power 10,404 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 10,404 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.01%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 75 of 99

(1)	Names of reporting persons Ching Jui Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 10,303 Common Shares
shares beneficially owned by	(8)	Shared voting power 10,303 Common Shares
each reporting person	(9)	Sole dispositive power 10,303 Common Shares
with:	(10)	Shared dispositive power 10,303 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 10,303 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.01%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 76 of 99

(1)	Names of reporting persons Yen-Ling Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 10,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 10,000 Common Shares
each reporting person	(9)	Sole dispositive power 10,000 Common Shares
with:	(10)	Shared dispositive power 10,000 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 10,000 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.01%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 77 of 99

(1)	Names of reporting persons Yun Sheng Liu
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 10,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 10,000 Common Shares
each reporting person	(9)	Sole dispositive power 10,000 Common Shares
with:	(10)	Shared dispositive power 10,000 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 10,000 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.01%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 78 of 99

(1)	Names of reporting persons Po Yu Huang
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 10,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 10,000 Common Shares
each reporting person	(9)	Sole dispositive power 10,000 Common Shares
with:	(10)	Shared dispositive power 10,000 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 10,000 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.01%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 79 of 99

(1)	Names of reporting persons Wan Ju Tseng
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 8,303 Common Shares
shares beneficially owned by	(8)	Shared voting power 8,303 Common Shares
each reporting person	(9)	Sole dispositive power 8,303 Common Shares
with:	(10)	Shared dispositive power 8,303 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 8,303 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.01%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 80 of 99

(1)	Names of reporting persons Chi Jen Chen
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 7,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 7,000 Common Shares
each reporting person	(9)	Sole dispositive power 7,000 Common Shares
with:	(10)	Shared dispositive power 7,000 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 7,000 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.01%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 81 of 99

(1)	Names of reporting persons Yun-Chen Su
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 1,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 1,000 Common Shares
each reporting person	(9)	Sole dispositive power 1,000 Common Shares
with:	(10)	Shared dispositive power 1,000 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 1,000 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.00%*
(14)	Type of reporting person (see instructions) IN

*Based in information provided by the Issuer, as of November 11, 2021, the total issued and outstanding share capital of the Issuer consisted of (i) 5,520,000 series A special shares, which consist of 3,000,000 series A-1 special shares and 2,520,000 series A-2 special shares (collectively, the “Series A Shares”); (ii)73,505,885 Common Shares. All Special Shares immediately before November 11, 2021 were either redeemed or converted into Common Shares.  The Series A Shares are not deemed registered under the Exchange Act.  In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote. Series A Shares are not convertible into Common Shares. Accordingly the percentage of class represented is based on 73,505,885 Common Shares issued and outstanding.   Please see Item 5 for further details.

SCHEDULE 13D

CUSIP No. 874038102	Page 82 of 99

(1)	Names of reporting persons Sucy Su Yang
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization United States of America
Number of	(7)	Sole voting power 0 Common Shares
shares beneficially owned by	(8)	Shared voting power 0 Common Shares
each reporting person	(9)	Sole dispositive power 0 Common Shares
with:	(10)	Shared dispositive power 0 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 0 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.00%
(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 83 of 99

(1)	Names of reporting persons Isaac Chu
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization United States of America
Number of	(7)	Sole voting power 0 Common Shares
shares beneficially owned by	(8)	Shared voting power 0 Common Shares
each reporting person	(9)	Sole dispositive power 0 Common Shares
with:	(10)	Shared dispositive power 0 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 0 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.00%
(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 84 of 99

(1)	Names of reporting persons Ho Tzu Yen
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization United States of America
Number of	(7)	Sole voting power 0 Common Shares
shares beneficially owned by	(8)	Shared voting power 0Common Shares
each reporting person	(9)	Sole dispositive power 0 Common Shares
with:	(10)	Shared dispositive power 0 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 0 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.00%
(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 85 of 99

EXPLANATORY NOTE

Reference is hereby made to the initial statement on Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on July 15, 2021, as amended on August 20, 2021 (collectively, the “Original Schedule 13D”), with respect to the common shares, par value NT$10.00 per share (the “TLC Shares”) of Taiwan Liposome Company, Ltd., a company limited by shares organized under the laws of Taiwan (“TLC”); as well as the amendment to the Original Schedule 13D filed on October 20, 2021 (the “Post-Completion Schedule 13D”) with respect to the series B special shares, no par value (the “Special Shares”), of Woods Investment Company, Ltd. (“Issuer”); and the common shares, no par value (the “Common Shares”), of Issuer into which the Special Shares are convertible.

The Reporting Persons represent all of the filers of the Original Schedule 13D. This Amendment No. 3 amends and restates in its entirety the Post-Completion Schedule 13D (as amended, this “Statement”). Unless otherwise indicated, all capitalized terms used herein but not defined herein shall have the same meanings as set forth in the Original Schedule 13D.

The TLC Shares were a class of securities registered under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”). On October 8, 2021, Issuer became the successor registrant to TLC following the completion of a share swap transaction between the two companies (the “Share Swap”), pursuant to which TLC became a wholly owned subsidiary of TLC, and the holders of TLC Shares (other than non-Taiwanese holders who had not furnished evidence of their receipt of Taiwan regulatory approval to become a shareholder of Woods) received one Special Share in exchange for each TLC Share that was held by them. These Special Shares are convertible into Common Shares at the discretion of their holders, including the Reporting Persons. As Issuer was not registered under section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), the TLC Shares were registered under Section 12(g) of the Exchange Act, and holders of TLC Shares acquired beneficial interest in the Special Shares and Common Shares in connection with an exchange of the TLC Shares.  The Special Shares and Common Shares are deemed to be registered under Rule 12g-3(a). The number of Special Shares acquired by some of the Reporting Persons in the Share Swap was reported on the Post-Completion Schedule.

Issuer issued an aggregate of 79,365,404 Special Shares pursuant to the Share Swap and pursuant to Issuer’s employee stock option plan of 2021. Subsequent to the issuances, an aggregate of 73,503,885 Common Shares have been issued upon the conversion of the same number of Special Shares and the remaining 5,861,519 Special Shares have been redeemed by Issuer.  As of November 11, 2021, the total issued and outstanding share capital of Issuer consists of (i) 5,520,000 series A special shares, of which 3,000,000 are series A-1 special shares and 2,520,000 are series A-2 special shares (collectively, the “Series A Shares”); and (ii) 73,505,885 Common Shares. No Special Shares (namely, the series B special shares) were outstanding.

In respect of matters requiring the vote of shareholders, each Series A Share and each Common Share carries one vote, while Special Shares have no votes. The Special Shares are convertible into Common Shares, but the Series A Shares are not convertible into Common Shares.

The Reporting Persons are parties to one or more of the following contracts with TLC and/or Issuer: the Securities Purchase Agreement, Investment Agreement and Undertaking (collectively, the “Restructuring Documents”). The information set forth under the Explanatory Note of the Original Schedule 13D, as well as the Restructuring Documents filed as exhibits thereto, are incorporated herein by reference.

Item 2: Identity and Background

This Statement is being filed jointly by all the filers of the Original Schedule 13D with respect to the Common Shares and Special Shares of Issuer.

The Reporting Persons are divided into three categories.  The first category consists of the Major Shareholders and Management Parties identified in the Original Schedule 13D, all of whom are parties to the Securities Purchase Agreement). The second category consists of persons who are parties to the Investment Agreement but not parties to the Securities Purchase Agreement (the “Non-Major Shareholders”). The third category consists of persons who are parties to the Undertaking but not parties to either the Securities Purchase Agreement or Investment Agreement (the “Undertakers”).

SCHEDULE 13D

CUSIP No. 874038102	Page 86 of 99

The respective members of each Category are as follows:

Category A: Major Shareholders and Management Parties:

Major Shareholders

•	Chang-Hai Lin
•	Yu-Hua Lin
•	Chin-Pen Lin
•	Tai-Ping Wu
•	Cheng-Hsien Lin
•	Chin-Nu Lin
•	Tien-Huo Chen
•	Yan-Huei Lin

Management Parties

•	Keelung Hong
•	George Yeh

Category B: Non-Major Shareholders:

•	Leemei Chen
•	Topmunnity Therapeutics Taiwan Limited
•	Champions Management Co., Ltd.
•	Hongtai Investment Co., Ltd.

Category C: Undertakers

•	Chia Hung Lin
•	Moun Rong Lin
•	Tom Chen
•	Baldwin Yen
•	Fu-Ying Huang
•	Yung Tsai Yen
•	Tsung Cheng Lin
•	Ku Hsiang Su
•	Ming Yuan Lo
•	Yong Ciao Ching Corporation
•	Chi Pin Investment Company
•	Sophia Yen
•	Kelvin Yen
•	Jetstar Investment Limited
•	May Ju Chen
•	Sheue Fang Shih
•	Kuei Long Chu
•	Wen Yeh Liao
•	Shun Shen Guo
•	Che Yao Chang
•	Taylor Neil Andrew
•	Yun-Lung Tseng
•	Chi-Wen Hung
•	Yi Shi Chiang
•	Yu Hsiu Su
•	Tsung Chang Yang

SCHEDULE 13D

CUSIP No. 874038102	Page 87 of 99

•	Su Jen Shieh
•	Fan Chi Yao
•	Min-Wen Kuo
•	Wen Jen Peng
•	Tsung Jen Lin
•	Carina Chen
•	Shu Chuan Tsai
•	Tien-Tzu Tai
•	Che-Yu Lin
•	Chia Hui Yu
•	Tzu-Chieh Lin
•	Ching Ju Ou
•	Yuan Chi Huang
•	Nan Hsin Investment Limited Company
•	Pei Sheng Wu
•	Siong Tern Liew
•	Po-Chun Chang
•	Wei Ta Chen
•	I Lin Chen
•	Carl Oscar Brown
•	Hsin-Ying Lin
•	Yi Shan Shih
•	Hui-Ju Tsai
•	He-Ru Chen
•	Ying-Chu Chi
•	Lo Chang
•	Chung-Yo Yao
•	Chia Fang Lin
•	Wan-Ni Yu
•	Yun-Hsiang Chuang
•	Yu Li Lin
•	Chia-Tsung Su
•	Iau Ang, Le Bun
•	Ching Jui Lin
•	Yen-Ling Lin
•	Yun Sheng Liu
•	Po Yu Huang
•	Wan Ju Tseng
•	Chi Jen Chen
•	Yun-Chen Su
•	Sucy Su Yang
•	Isaac Chu
•	Ho Tzu Yen

The Reporting Persons are filing this Statement jointly, pursuant to the provisions of Rule 13d-1(k)(1) under the Exchange Act, as separate persons. In connection therewith, the Reporting Persons have entered into a new Joint Filing Agreement, dated as of November 11, 2021, a copy of which is attached as Exhibit 99.1 to this Statement.

Information with respect to each Reporting Person is given solely by such Reporting Person, and no Reporting Person assumes responsibility for the accuracy or completeness of information furnished by another Reporting Person.

The name, business address, present principal occupation or employment (including the name, principal business and address of any corporation or other organization in which such employment is conducted) and place of citizenship of each Reporting Person and, if applicable, each executive officer and director of such Reporting Person (each of such directors and officers, a “Covered Person” and

SCHEDULE 13D

CUSIP No. 874038102	Page 88 of 99

collectively, the “Covered Persons”) were set forth on Schedule A attached to the Original Schedule 13D and is incorporated herein by reference.

In respect of each Reporting Person, neither the Reporting Person nor, to the Reporting Person’s knowledge, any Covered Person (if applicable) has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3: Source and Amount of Funds or Other Considerations

Category A:

All of the Reporting Persons in Category A acquired the Common Shares through the conversion of the Special Shares on October 15, 2021. These Special Shares were acquired by the Reporting Persons in the share swap transaction in exchange for the TLC Shares held by them. The Reporting Persons acquired the TLC Shares in their individual capacities using their personal funds, including the TLC Shares that they acquired in the open market after July 5, 2021.

Some of the Reporting Persons in Category A are also holders of the Series A Shares. They are Yu-Hua Lin, Tai-Ping Wu, Cheng-Hsien Lin, Chin-Nu Lin and Yuan-Huei Lin. All of them subscribed for an aggregate of 3,000,000 Series A Shares at the issue price of NT$100 per share pursuant to the Investment Agreement. These Reporting Persons paid the subscription prices by using their personal funds.

The Series A Shares are not a class of securities covered by the Statement. Ownership in the Series A Shares give a Reporting Person additional voting power in Issuer than that conferred by the Common Shares.

Category B:

Some of the Reporting Persons in Category B do not have any interest in Issuer. They are Champions Management Co., Ltd., and Hongtai investment Co., Ltd.

The remaining Reporting Persons in Category B acquired the Common Shares through the conversion of the Special Shares. These Special Shares were acquired in the Share Swap transaction in exchange for the TLC Shares held by them. The Reporting Persons acquired the TLC Shares in their individual capacities using their personal funds.

Under the terms of the Investment Agreement, the Reporting Persons in Category B were required to deposit a sum of cash into escrow to back up their respective subscription obligations under the Investment Agreement. An aggregate amount of NT$287,000,000 were deposited by the Reporting Persons in Category B on or around July 5,2021 using their personal funds. Of the amount deposited, an aggregate amount of NT$35,000,000 had been returned to its original depositors on or around November 1, 2021, and the remaining NT$252,000,000 was drawn down for the payment of the subscription price. That amount was funded by Leemei Chen using her personal funds, and 2,520,000 Series A at the issue price of NT$100 per share were issued to her pursuant to the Investment Agreement.

Category C:

The Reporting Persons in Category C acquired the Common Shares through the conversion of the Special Shares. These Special Shares were acquired by the Reporting Persons in the Share Swap in exchange for the TLC Shares held by them. The Reporting Persons acquired the TLC Shares in their individual capacities using their personal funds, including the TLC Shares that they acquired in the open market after July 5, 2021.

Item 4: Purpose of the Transaction

All of the Reporting Persons (other than Champions Management Co., Ltd., Hongtai investment Co., Ltd., Sucy Su Yang, Issac Chu and Ho Tzu Yen, who do not have any interest in Issuer as of November 11, 2021) acquired their Special Shares and Common Shares so that they can maintain or increase their ownership interest in TLC by participating in its intragroup restructuring. The restructuring, details of which are set out in the Original Schedule 13D, will result in their holding of their ownership interest in TLC through Cayman entities.

SCHEDULE 13D

CUSIP No. 874038102	Page 89 of 99

Item 5: Interest in Securities of the Issuer

(a) Category A:

As of the close of business on October 15, 2021, the date on which the Reporting Persons in Category A acquired the Common Shares, may be deemed, as a group, to beneficially own an aggregate of 33,566,797 Common Shares representing 47.26% of the Common Shares issued and outstanding. This percentage was computed based on the 71,022,707  Common Shares that were outstanding as of October 15, 2021 using data furnished by Issuer. The beneficial ownership of each Reporting Person in the Category A as of October 15, 2021 was as follows:

	Number of Common Shares	Total Number of Outstanding Common Shares	% of the Total Number of Common Shares	Number of Series A Shares	% of Total Voting Power Held by such Reporting Person in the Election of Directors*
Management Members
Keelung Hong	1,898,453	71,022,707	2.67%	-	2.56%
George Yeh	1,375,752	71,022,707	1.94%	-	1.86%
Majority Shareholders
Chang-Hai Lin	7,057,946	71,022,707	9.94%	-	9.53%
Yu-Hua Lin	4,779,200	71,022,707	6.73%	1,000,000	7.81%
Chin-Pen Lin	4,442,234	71,022,707	6.25%	-	6.00%
Tai-Ping Wu	4,304,820	71,022,707	6.06%	600,000	6.63%
Cheng-Hsien Lin	3,648,958	71,022,707	5.14%	500,000	5.60%
Chin-Nu Lin	2,785,972	71,022,707	3.92%	500,000	4.44%
Tien-Huo Chen	2,389,332	71,022,707	3.36%	-	3.23%
Yan-Huei Lin	844,130	71,022,707	1.19%	400,000	1.68%

* As of October 15, 2021, the total voting shares of Issuer is 74,022,707 (including 71,022,707 Common Shares and 3,000,000 Series A Shares)

As of the close of business on November 11, 2021, the first date on which all the Special Shares have been redeemed and the most recent date on which the issued share capital of Issuer is available, may be deemed, as a group, to beneficially own an aggregate of 33,566,797 Common Shares representing 45.67% of the Common Shares issued and outstanding. This percentage was computed based on the 73,505,885 Common Shares that were outstanding as of November 11, 2021 using data furnished by Issuer.

SCHEDULE 13D

CUSIP No. 874038102	Page 90 of 99

The beneficial ownership of each Reporting Person in the Category A as of November 11, 2021 was as follows:

	Number of Common Shares	Total Number of Outstanding Common Shares	% of the Total Number of Common Shares	Number of Series A Shares	% of Total Voting Power Held by such Reporting Person in the Election of Directors*
Management Members
Keelung Hong	1,898,453	73,505,885	2.58%	-	2.40%
George Yeh	1,375,752	73,505,885	1.87%	-	1.74%
Majority Shareholders
Chang-Hai Lin	7,057,946	73,505,885	9.60%	-	8.93%
Yu-Hua Lin	4,779,200	73,505,885	6.50%	1,000,000	7.31%
Chin-Pen Lin	4,442,234	73,505,885	6.04%	-	5.62%
Tai-Ping Wu	4,304,820	73,505,885	5.86%	600,000	6.21%
Cheng-Hsien Lin	3,648,958	73,505,885	4.96%	500,000	5.25%
Chin-Nu Lin	2,785,972	73,505,885	3.79%	500,000	4.16%
Tien-Huo Chen	2,389,332	73,505,885	3.25%	-	3.02%
Yan-Huei Lin	844,130	73,505,885	1.15%	400,000	1.57%

* The total voting shares of Issuer is 79,025,885 (including 73,505,885 Common Shares and 5,520,000 Series A Shares)

All of the Common Shares indicated in the two tables above were acquired by the Reporting Persons in Category A on October 15, 2021 except for 2,000 Common Shares which were acquired by George Yeh when incorporating the Issuer.

As to the number of Common Shares of which each Reporting Person has the sole and shared power to vote or direct the disposition, the information set forth in rows 7 through 10 of the cover pages to this Statement is incorporated by reference.

(b) Category B:

As of the close of business on November 11, 2021, the first date on which all the Special Shares have been redeemed and the most recent date on which the issued share capital of Issuer is available, the aggregate number of Common Shares held by the Reporting Persons in Category B and their respective Covered Persons is 1,009,631, representing 1.37% of the Common Shares that are issued and outstanding. This percentage was computed based on the 73,505,885 Common Shares that were outstanding as of November 11, 2021 using data furnished by Issuer

As to the aggregate number of Common Shares held by each Reporting Person in Category B and (if applicable) its Covered Persons, and the percentage in this class of securities as represented by such amount, the information set forth in rows 11 and 13 of the cover pages to this Statement is incorporated by reference.

As to the number of Common Shares of which each such person has the sole and shared power to vote or direct the disposition, the information set forth in rows 7 through 10 of the cover pages to this Statement is incorporated by reference.

(c) Category C:

As of the close of business on November 11, 2021, the first date on which all the Special Shares have been redeemed and the most recent date on which the issued share capital of Issuer is available, the aggregate number of Common Shares held by the Reporting Persons in Category C and their respective Covered Persons is 12,716,056, representing 17.30% of the Common Shares that are issued and outstanding. This percentage was computed based on the 73,505,885 Common Shares that were outstanding as of November 11, 2021 using data furnished by Issuer.

As to the aggregate number of Common Shares held by each Reporting Person in Category C and (if applicable) its Covered Persons and the percentage in this class of securities represented by such amount, the information set forth in rows 11 and 13 of the cover pages to this Statement is incorporated by reference.

SCHEDULE 13D

CUSIP No. 874038102	Page 91 of 99

As to the number of Common Shares of which each such person has the sole and shared power to vote or direct the disposition, the information set forth in rows 7 through 10 of the cover pages to this Statement is incorporated by reference.

(d) Each of the Reporting Persons (other than Champions Management Co., Ltd., Hongtai investment Co., Ltd., Sucy Su Yang, Issac Chu and Ho Tzu Yen, who do not have any interest in Issuer as of November 11, 2021) have granted an irrevocable power of attorney, a form of which is being filed as Exhibit 99.2, to Issuer, giving Issuer the power, among others, to sell the Common Shares on their behalf to TLC BioSciences Corp. in exchange for shares in Teal Sea Holding Corp. (“Teal Seal”) or Sea Crest Holding Corp. (“Sea Crest”) (as the case may be). Except for the foregoing, no other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Shares.

(e) All Reporting Persons in Category B have ceased to be the beneficial owner of more than 5% of the Common Shares and Special Shares. At all relevant times, none of the Reporting Persons in this category, individually, had more than 5% of beneficial interest in the Common Shares, Special Shares or TLC Shares. Their disclosure in the Original Schedule 13D was based on the fact that they were parties to the Investment Agreement, which required them to finance the redemption of the Special Shares by Issuer. Their obligations under the Investment Agreement had been performed in full as of October 28, 2021, the date on which Issuer confirmed that no further funding under the Investment Agreement would be needed. As a result, all of the Reporting Persons in Category B have ceased to be a member of any group for the purposes of Section 13(d) of the Exchange Act and will not be included on future Schedule 13D filings of the Reporting Persons in Category A.

(f) All Reporting Persons in Category C have ceased to be the beneficial owner of more than 5% of the Common Shares and Special Shares. At all relevant times, none of the Reporting Persons in Category C, individually, had more than 5% of beneficial interest in the Common Shares, Special Shares of TLC Shares. Their disclosure in the Original Schedule 13D was based on the fact that they were parties to the Undertaking, which required them, among others, to cast their vote, as then shareholders of TLC, in favor of the share swap transaction in the extraordinary general meeting, to waive any appraisal rights in connection with the share swap transaction, and to participate in the series of transactions that would result in the consummation of the restructuring. Their obligations under the Undertaking had been performed in full as of October 15, 2021, the first date on which all of the Reporting Persons had delivered their respective irrevocable power of attorney to Issuer. As a result, all of the Reporting Persons in Category C have ceased to be a member of any group for the purposes of Section 13(d) of the Exchange Act and will not be included on future Schedule 13D filings of the Reporting Persons in Category A.

Item 6: Contracts, Arrangements, Understandings, or Relationships with Respect to Securities of the Issuer

The information set forth under the Explanatory Note and Item 6 of the Original Schedule 13D is incorporated herein by reference.

All of the Reporting Persons in Category A are parties to the Securities Purchase Agreement. The Reporting Persons in Category A may be deemed to be a member of the group as they will become shareholders of Teal Sea, the ultimate controlling shareholder of TLC, pursuant to the Securities Purchase Agreement, as opposed to the other security holders of Issuer, which will become shareholders of Sea Crest, a minority indirect shareholder of TLC. As the Reporting Persons in Category A share a common interest under this structure, their interest in Issuer is aligned with each other and may in some circumstances differ from the interest of other security holders of Issuer. Each of such Reporting Persons expressly disclaims (i) any such group membership for purposes of Section 13(d) of the Exchange Act or otherwise and (ii) beneficial ownership, for purposes of Section 13(d) of the Exchange Act or otherwise, over the Common Shares and Series A Shares held by each other.

All of the Reporting Persons in Category A (other than Chang-Hai Lin and Keelung Hong) and all of the Reporting Persons in Category B are parties to the Investment Agreement. The information set forth in Item 5(f) of this Statement is incorporated by reference.

All of the Reporting Persons in this Statement are parties to the Undertaking.  The information set forth in Item 5(h) of this Statement is incorporated by reference.

Some of the Reporting Persons in Category A and B are holders of Series A Shares, which give them additional voting power than that conferred by the Common Shares held by them.

Each of the Reporting Persons declares that neither the filing of this Statement nor anything herein shall be construed as an admission that such person is, for the purposes of Section 13(d) of the Exchange Act or any other purpose, (i) acting (or has agreed or is agreeing to act together with any other person) as a partnership, limited partnership, syndicate, or other group for the purpose of

SCHEDULE 13D

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acquiring, holding or disposing of securities of Issuer or otherwise with respect to Issuer or any securities of Issuer, (ii) a member of any group with respect to Issuer or any securities of Issuer or (iii) the beneficial owner of any securities held by the other Reporting Persons.

Item 7: Material to be Filed as Exhibits

Forms of the Investment Agreement, Undertaking and Securities Purchase Agreement have been filed as exhibits to the Original Schedule 13D and are incorporated herein by reference. The following exhibit is being filed under this Statement:

-	Exhibit 99.1 – Joint Filing Agreement, dated November 11, 2021, by and among the Reporting Persons.
-	Exhibit 99.2 – Irrevocable Power of Attorney

SCHEDULE 13D

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 11, 2021

Chang-Hai Lin
/s/ Chang-Hai Lin

Yu-Hua Lin
/s/ Yu-Hua Lin

Chin-Pen Lin
/s/ Chin-Pen Lin

Tai-Ping Wu
/s/ Tai-Ping Wu

Cheng-Hsien Lin
/s/ Cheng-Hsien Lin

Chin-Nu Lin
/s/ Chin-Nu Lin

Tien-Huo Chen
/s/ Tien-Huo Chen

Yan-Huei Lin
/s/ Yan-Huei Lin

Keelung Hong
/s/ Keelung Hong

George Yeh
/s/ George Yeh

Leemei Chen
/s/ Leemei Chen

Topmunnity Therapeutics Taiwan Limited

	By:	/s/ Amy Huang
	Name:	Amy Huang
	Title:	Director

SCHEDULE 13D

CUSIP No. 874038102	Page 94 of 99

Champions Management Co., Ltd.

By:	/s/ Amy Huang
Name:	Amy Huang
Title:	Director

Hongtai Investment Co., Ltd.

By:	/s/ Charles Chen
Name:	Charles Chen
Title:	Director

Chia Hung Lin
/s/ Chia Hung Lin

Moun Rong Lin
/s/ Moun Rong Lin

Tom Chen
/s/ Tom Chen

Baldwin Yen
/s/ Baldwin Yen

Fu-Ying Huang
/s/ Fu-Ying Huang

Yung Tsai Yen
/s/ Yung Tsai Yen

Tsung Cheng Lin
/s/ Tsung Cheng Lin

Ku Hsiang Su
/s/ Ku Hsiang Su

Ming Yuan Lo
/s/ Ming Yuan Lo

Yong Ciao Ching Corporation

By:	/s/ Frank C. F. Huang
Name:	Frank C. F. Huang
Title:	Director

SCHEDULE 13D

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Chi Pin Investment Company

By:	/s/ Chih Lan Li
Name:	Chih Lan Li
Title:	Director

Sophia Yen
/s/ Sophia Yen

Kelvin Yen
/s/ Kelvin Yen

Jetstar Investment Limited

By:	/s/ Taylor Neil Andrew
Name:	Taylor Neil Andrew
Title:	Director

May Ju Chen
/s/ May Ju Chen

Sheue Fang Shih
/s/ Sheue Fang Shih

Kuei Long Chu
/s/ Kuei Long Chu

Wen Yeh Liao
/s/ Wen Yeh Liao

Shun Shen Guo
/s/ Shun Shen Guo

Che Yao Chang
/s/ Che Yao Chang

Taylor Neil Andrew
/s/ Taylor Neil Andrew

Yun-Lung Tseng
/s/ Yun-Lung Tseng

Chi-Wen Hung
/s/ Chi-Wen Hung

SCHEDULE 13D

CUSIP No. 874038102	Page 96 of 99

Yi Shi Chiang
/s/ Yi Shi Chiang

Yu Hsiu Su
/s/ Yu Hsiu Su

Tsung Chang Yang
/s/ Tsung Chang Yang

Su Jen Shieh
/s/ Su Jen Shieh

Fan Chi Yao
/s/ Fan Chi Yao

Min-Wen Kuo
/s/ Min-Wen Kuo

Wen Jen Peng
/s/ Wen Jen Peng

Tsung Jen Lin
/s/ Tsung Jen Lin

Carina Chen
/s/ Carina Chen

Shu Chuan Tsai
/s/ Shu Chuan Tsai

Tien-Tzu Tai
/s/ Tien-Tzu Tai

Che-Yu Lin
/s/ Che-Yu Lin

Chia Hui Yu
/s/ Chia Hui Yu

Tzu-Chieh Lin
/s/ Tzu-Chieh Lin

SCHEDULE 13D

CUSIP No. 874038102	Page 97 of 99

Ching Ju Ou
/s/ Ching Ju Ou

Yuan Chi Huang
/s/ Yuan Chi Huang

Nan Hsin Investment Limited Company

By:	/s/ Moun Rong Lin
Name:	Moun Rong Lin
Title:	Director

Pei Sheng Wu
/s/ Pei Sheng Wu

Siong Tern Liew
/s/ Siong Tern Liew

Po-Chun Chang
/s/ Po-Chun Chang

Wei Ta Chen
/s/ Wei Ta Chen

I Lin Chen
/s/ I Lin Chen

Carl Oscar Brown
/s/ Carl Oscar Brown

Hsin-Ying Lin
/s/ Hsin-Ying Lin

Yi Shan Shih
/s/ Yi Shan Shih

Hui-Ju Tsai
/s/ Hui-Ju Tsai

He-Ru Chen
/s/ He-Ru Chen

SCHEDULE 13D

CUSIP No. 874038102	Page 98 of 99

Ying-Chu Chi
/s/ Ying-Chu Chi

Lo Chang
/s/ Lo Chang

Chung-Yo Yao
/s/ Chung-Yo Yao

Chia Fang Lin
/s/ Chia Fang Lin

Wan-Ni Yu
/s/ Wan-Ni Yu

Yun-Hsiang Chuang
/s/ Yun-Hsiang Chuang

Yu Li Lin
/s/ Yu Li Lin

Chia-Tsung Su
/s/ Chia-Tsung Su

Iau Ang, Le Bun
/s/ Iau Ang, Le Bun

Ching Jui Lin
/s/ Ching Jui Lin

Yen-Ling Lin
/s/ Yen-Ling Lin

Yun Sheng Liu
/s/ Yun Sheng Liu

Po Yu Huang
/s/ Po Yu Huang

Wan Ju Tseng
/s/ Wan Ju Tseng

SCHEDULE 13D

CUSIP No. 874038102	Page 99 of 99

Chi Jen Chen
/s/ Chi Jen Chen

Yun-Chen Su
/s/ Yun-Chen Su

Sucy Su Yang
/s/ Sucy Su Yang

Isaac Chu
/s/ Isaac Chu

Ho Tzu Yen
/s/ Ho Tzu Yen